EXHIBIT 99.2

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

                  CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
              PRINTING CORPORATION OF AMERICA OF BALTIMORE MARYLAND


     HOUSTON, TEXAS - September 22, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced that it has completed the acquisition of Printing Corporation of America located in Baltimore, Maryland. PCA is the first acquisition completed from a four-company announcement on July 31, 1998. Other terms of the transaction were not disclosed.

     PCA, founded 27 years ago, provides high-quality color commercial printing to the Baltimore-Washington, D.C. market, the sixth largest printing market in the nation. The Company's management team of Richard Jones, President, John Gowland, Chief Operating Officer and U. A. Yates, Chief Financial Officer will remain with the company upon completion of the transaction.

     Mr. Jones commented, "We believe Consolidated Graphics is the best fit for us. PCA is a well-managed and well-equipped printing company committed to serving customers. As part of Consolidated Graphics, we can put the benefits of national scale to work, maximizing service and productivity while minimizing costs. And we do this without giving up our identity or dismantling a management team and employee group that wants to participate in our future success."

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics said, "With PCA we add another market leading company and expand our presence in the Mid-Atlantic, specifically the Baltimore-Washington, D.C. area. We continue to benefit from our strong reputation in the industry as outstanding companies like PCA elect to join our organization. We look forward to supporting Richard Jones, John Gowland, U.A. Yates and their highly skilled employees as they grow their operation and continue their success."

                                     -more-

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 48 companies with annualized revenues in excess of $560 million.


     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance, or other expectations implied by these forward-looking statements. Consolidated Graphics expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics filings with the Securities and Exchange Commission.

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